THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
A Mutual Company Organized July 26, 1859
1285 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK

GROUP ANNUITY CONTRACT NO.	AC 5000 - 83T
CONTRACT HOLDER	UNITED STATES TRUST COMPANY OF NEW YORK AS TRUSTEE UNDER THE RETIREMENT INVESTMENT ACCOUNT RETIREMENT TRUST
EFFECTIVE DATE	SEPTEMBER 1, 1983

This contract is issued in consideration of the payment to the Equitable of the payments due under this contract.

THE EQUITABLE MAINTAINS POOLED SEPARATE ACCOUNTS IN CONNECTION WITH THIS CONTRACT AND CERTAIN OTHER GROUP ANNUITY CONTRACTS FUNDING QUALIFIED OR GOVERNMENTAL PLANS. THE ASSETS OF A SEPARATE ACCOUNT ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNTS AND WILL INCREASE OR DECREASE IN VALUE IN ACCORDANCE WITH THE INVESTMENT EXPERIENCE OF THAT SEPARATE ACCOUNT AS DESCRIBED IN THE PROVISIONS OF THIS CONTRACT.

The provisions of this contract, which include the following pages, are agreed to by the Contract Holder and the Equitable.

FOR THE CONTRACT HOLDER:	FOR THE EQUITABLE:
By William H. Schroeder	By John B. Carter President
Title Vice President	By Rodney L. Eccles Vice President and Secretary
Dated October 31, 1983	By Carol A. Cole Assistant Register
At......New York, New York........ (Head Office)	Date of Issue Oct 21, 1983

Section 1.01 DEFINITIONS

Master Trust: The term "Master Trust" means the Retirement Investment Account Master Retirement Trust.

Plan: The term "Plan" means each qualified plan which is included under the Master Trust and which utilizes this contract as a funding vehicle. The provisions of this contract will be applied separately with respect to each such Plan.

Plan Sponsor: The term "Plan Sponsor" means the named fiduciary of a Plan that, pursuant to a written agreement with the Equitable, has elected to utilize this contract as a funding vehicle for said Plan and has agreed to be bound by the terms of this contract. Repl R#3

Funding Effective Date: The term "Funding Effective Date" means the date on which this contract is first adopted as a funding vehicle for the Plan. Repl R#3

Guarantee Effective Date: The term "Guarantee Effective Date" means the date on which Funding Account A under this contract is first adopted as a funding vehicle for the Plan; this date will in no event be earlier than the Funding Effective Date with respect to the Plan.

Successor Account: The term "Successor Account" means any funding vehicle for the Plan other than the Funding Accounts maintained hereunder for the Plan, to which amounts are allocated on or after the Guarantee Effective Date with respect to the Plan.

Guaranteed Interest Rate: The term "Guaranteed Interest Rate" with respect to the Plan for a calendar year means the effective annual rate of interest determined with respect to the Plan pursuant to the following paragraphs of this definition.

The Guaranteed Interest Rate applicable with respect to the Plan for the calendar year in which the Guarantee Effective Date with respect to the Plan occurs, will be the rate offered by the Equitable and accepted by the Plan Sponsor as of the Guarantee Effective Dates. The Equitable reserves the right to increase the Guaranteed Interest Rate during any given calendar year. Repl R#3

The Guaranteed Interest Rate applicable with respect to the Plan for any subsequent calendar year will be determined by the Equitable at least 30 days before the beginning of that year and will be the rate that the Equitable estimates will cause the amount held in Funding Account A with respect to the Plan to equal, at the end of such year, the amount that would then be held in Funding Account A with respect to such Plan if Funding Account A had been credited each year with the greater of (a) the rate actually earned in that year, determined in accordance with the Equitable's general practices for allocating investment income, less the risk charge applicable to the Plan pursuant to Appendix A, and (b) the Minimum Guaranteed Rate applicable to the Plan for that year.

Minimum Guaranteed Rate: The term "Minimum Guaranteed Rate" for a calendar year with respect to a Plan means the effective annual minimum rate of interest determined with respect to such Plan for that year. The Minimum Guaranteed Rate applicable with respect to the Plan for the first two years following the calendar year in which the Guarantee Effective Date with respect to the Plan occurs will be established by the Equitable on the Guarantee Effective Date. The Minimum Guaranteed Rate with respect to the Plan for any subsequent calendar year will be established by the Equitable at least two full years before the beginning of that year. Repl R#3

Designated Percentage: The term "Designated Percentage" means the percentage, selected by the Plan Sponsor and agreed to by the Equitable on or before the Guarantee Effective Date, of Plan contributions that are to be allocated to Funding Account A maintained hereunder for the Plan. Such Designated Percentage will in no event be greater than 100% and may be changed at any time upon prior written agreement between the Plan Sponsor and the Equitable.

Separate Account: The term "Separate Account" means each of the Equitable's pooled Separate Accounts No. 4 and No. 10. Repl R# 6

Valuation Date: The term "Valuation Date" means each day on which the New York Stock Exchange is open for business. The Equitable may declare additional Valuation Dates.

Value of Separate Account: The term "Value of the Separate Account" means the market value or, where there is no readily available market, the fair value of the assets allocated to the Separate Account, as determined in accordance with the Equitable's rules, accepted accounting practices, and applicable laws and regulations.

Eligible Individuals: The term "Eligible Individuals" means the class(es) of individuals who were eligible for participation in the Plan on the Funding Effective Date, plus, with the prior written consent of Equitable any class(es) to which such eligibility is later extended.

Eligible Contributions: The term "Eligible Contributions" means the class(es) of contributions, made with respect to eligible individuals, that are eligible for allocation to the Plan on the Funding Effective Date, plus, with the prior written consent of Equitable any class(es) to which such eligibility is later extended.

Distribution Provisions: The term "Distribution Provisions of the Plan" means those provisions of the Plan providing for payments that arise from Eligible Contributions made with respect to Eligible Individuals and that become payable with respect to an Eligible Individual as a result of his retirement, death, or termination of service and as a result of an in-service withdrawal elected by such individual.

Qualified Plan: The term "Qualified Plan" means (i) a plan or agreement that meets the requirements for qualification under Section 401 of the Code, hereinafter defined, or (ii) a plan or agreement under which the contributions meet the requirements for deduction of employer contributions under Section 404(a)(2) of the Code. For the purpose of this Section, the Code is the United States Internal Revenue Code, as now or hereafter amended, or any corresponding provisions of prior or subsequent United States revenue laws.

3 defs added R#3

"four" added R#4

Section 1.02 FUNDING ACCOUNT A

A Funding Account A is maintained under this contract for the Plan. The amount in Funding Account A with respect to the Plan at any time is equal to the sum of all amounts that have been allocated to Funding Account A with respect to the Plan, less the sum of all amounts that have been withdrawn from Funding Account A with respect to the Plan. Any amount allocated to Funding Account A with respect to the Plan becomes part of the general assets of Equitable.

On the Guarantee Effective Date the Plan Sponsor is to make to Funding Account A with respect to the Plan a contribution of an amount agreed upon between the Plan Sponsor and the Equitable.

The Plan Sponsor is also to make recurring contributions equal to the Designated Percentage of the aggregate of the Eligible Contributions then being made under the Plan.

Any contribution made hereunder is allocated to Funding Account A as of the date of receipt by the Equitable.

Interest is allocated to the Funding Account A maintained for the Plan as of the last day of each calendar month. [Interest is credited for each day of that calendar month on the amount in Funding Account A maintained for the Plan at the beginning of that day at a daily rate equivalent to the Guaranteed Interest Rate then applicable with respect to the Plan.] Repl R#3

Section 1.03 FUNDING ACCOUNTS B

A Funding Account B is maintained for the Plan under this contract as to each Separate Account. Any amount allocated to a Funding Account B becomes part of the Separate Account as to which that Funding Account B is maintained. Any amount withdrawn from Funding Account B is no longer part of the Separate Account as to which that Funding Account B is maintained.

The Plan Sponsor is to make to the Funding Accounts B maintained for the Plan contributions from time to time on such dates and in such amounts as the Plan Sponsor determines. Upon receipt by the Equitable, each such contribution will be allocated to one or more of the Funding Accounts B maintained for the Plan, as specified by the Plan Sponsor.

The assets of a Separate Account will be invested by the Equitable in accordance with applicable law and may increase or decrease in value. The Equitable may rely conclusively on the opinion of counsel (including attorneys in its employ) as to the type of investments it is permitted by law to make. The assets of a Separate Account may be temporarily held uninvested for such periods as the Equitable may determine.

All income and all gains and losses, whether or not realized, from assets allocated to a Separate Account will be credited to or charged against the Separate Account without regard to the other income, gains, or losses of the Equitable.

The assets of a Separate Account are the property of the Equitable; however, the portion of the assets of the Separate Account equal to the reserves and other contract liabilities with respect to the Separate Account shall not be chargeable with liabilities arising out of any other business the Equitable may conduct.

Amounts may be allocated to or withdrawn from a Separate Account only on Valuation Dates.

Each Separate Account is maintained in separate account units. Each amount allocated to or withdrawn from a Separate Account is converted to separate account units by dividing the amount of the transaction by the separate account unit value for that Valuation Date. Such units are then added to or deducted from the Separate Account.

On the date an amount is allocated to or withdrawn from a Funding Account B, such Funding Account B will be credited or charged, as the case may

be, with a number of units determined by dividing said amount by the separate account unit value for that date. The number of separate account units in Funding Account B on any date is equal to (a) the sum of any such units that have been credited to Funding Account B minus (b) the sum of any such units that have been charged against Funding Account B. The amount in Funding Account B on any date is equal to the product of (i) the number of separate account units in Funding Account B on that date and (ii) the separate account unit value for the Valuation Date coinciding with or, if such date is not a Valuation Date, last preceding such date.

The separate account unit value for a Separate Account for any Valuation Date is equal to the separate account unit value for the preceding Valuation Date multiplied by the ratio of (i) the value of the Separate Account at the close of business on the current Valuation Date, before any amounts are allocated to or withdrawn from the Separate Account on that date, to (ii) the value of the Separate Account at the close of business on the preceding Valuation Date, after all allocations and withdrawals were made for that date.

Section 1.04 WITHDRAWALS FROM THE FUNDING ACCOUNTS

[The Plan Sponsor is to give Equitable advance written notice if amounts are to be withdrawn under the Plan with respect to an Eligible Individual pursuant to the Distribution Provisions of the Plan.] Equitable may at its discretion, subject to Section 1.05, limit withdrawals from the Funding Account A maintained for the Plan to an amount equal to the Designated Percentage of the excess, if any of Repl R#4

(a) the aggregate of the amounts then to be withdrawn with respect to such Eligible Individual pursuant to the Distribution Provisions of the Plan, over Repl R#4

(b) the aggregate of the amounts then held in any Successor Accounts then in effect with respect to the Plan.

The Plan Sponsor is to give Equitable advance written notice if amounts are to be withdrawn from the Plan with respect to an Eligible Individual pursuant to the Distribution Provisions of the Plan. Pursuant to Section 1.04, the Equitable may then withdraw from the Funding Accounts B an amount equal to the product of (a) a percentage equal to 100% minus the Designated Percentage and (b) the aggregate of the amounts then to be withdrawn with respect to such Eligible Individual pursuant to the Distribution Provisions of the Plan. ^ sent added R#4

Any amount withdrawn from the Funding Accounts maintained for the Plan in accordance with the preceding paragraphs of this Section 1.04 will, as specified by the Plan Sponsor, be paid to the payee designated by the Plan Sponsor or used to provide an annuity benefit hereunder, from a Funding Account. ^ sent add R#3

As specified in an advance written agreement between the Plan Sponsor and the Equitable, the Equitable will withdraw an amount from a Funding Account maintained hereunder for the Plan and transfer the amount so withdrawn to another of such Funding Accounts.

Once each calendar month the Equitable will withdraw from each Funding Account maintained for the Plan the ongoing operation fee that the Equitable determines, in accordance with Appendix B, is applicable to each such Funding Account.

If a Plan Sponsor requests the Equitable to take any action under this contract that involves an additional expense associated with the Equitable's administration of this contract that is not covered by the fee referred to in the preceding paragraph, the Equitable will determine the amount of the fee for such action in accordance with its general practices, and will report such amounts to the Plan Sponsor before taking any action. After making such report and upon receipt of the Plan Sponsor's approval to take such action, the Equitable will withdraw the additional fee from one or more of the Funding Accounts maintained for the Plan, as determined by the Equitable.

On the last Valuation Date of each calendar month the Equitable will withdraw from each Funding Account B maintained for the Plan, an investment management fee determined in accordance with Appendix C.

If the Plan Sponsor so elects in an advance written notice to the Equitable, the Equitable will, as of the later of the date specified in such notice and the date that is no later than 30 days after the date of receipt of such notice, withdraw the amount in the Funding Account A maintained for the Plan. The Equitable will pay to the payee designated by the Plan Sponsor the amount so withdrawn, less any applicable Redemption Charge determined in accordance with Appendix D. The Equitable reserves the right to pay such amount in a series of six increasing payments over a period of not more than five years.

If the Plan Sponsor so requests in an advance written notice to the Equitable, the Equitable will withdraw the amount in Funding Accounts B maintained for the Plan and will pay to the payee designated by the Plan Sponsor the amount so withdrawn, less any applicable Redemption Charge determined in accordance with Appendix D. Any withdrawal made pursuant to this paragraph will be made as of the first Valuation Date on or after the later of (a) the date specified in said notice and (b) the date that is no later than 30 days after receipt of said notice by the Equitable; provided that the Equitable reserves the right (i) to defer such withdrawal, or part thereof, and the Valuation Date as of which such withdrawal is to be made, for such period or periods as the Equitable reasonably considers necessary to obtain the amount to be withdrawn or to protect the interests of other group annuity contract holders in the Separate Accounts, and (ii) to make such withdrawal in a single sum or in installments in such amounts as the Equitable reasonably may determine to be necessary under the circumstances. However, no period of deferral and no period during which a withdrawal is made in installments is to exceed 60 days from the date of receipt of said notice unless the New York Stock Exchange is closed for trading or the Securities and Exchange Commission has determined that an emergency or a trading restriction exists.

No withdrawal will be made from a Funding Account maintained for the Plan pursuant to this Section if the amount of such withdrawal would be greater than the excess of the amount then in that Funding Account, over the amount of the fees that the Equitable estimates will next be withdrawn from

the Funding Account.

Section 1.05 CONDITIONS AND MODIFICATIONS

The Funding Accounts hereunder are established and maintained for the Plan subject to the following conditions:

(A) The Funding Accounts maintained hereunder for the Plan will be the only funding vehicles for all Eligible Contributions under the Plan. Repl. R#1

(B) All allocations to and withdrawals from the Funding Accounts hereunder will arise from Eligible Contributions made with respect to Eligible Individuals. – R#1

The Equitable is to be given at least 60 days advance written notice if any of the above conditions is not to be complied with and is to receive for review, at least 60 days before its effective date, any amendment to the Plan or its investment policy or any change in the manner in which the Plan is administered. The Equitable may also request any other information that it reasonably determines concerns the flow of funds to or from the Funding Accounts hereunder for the Plan.

If any of the above conditions are not complied with or the Equitable determines that an amendment to the Plan or its investment policy, or any change in the manner in which the Plan is administered will materially and adversely affect the flow of funds to or from the Funding Accounts hereunder, then Equitable may, in its sole discretion, take one or more of the following actions as it deems necessary to protect its interests under this contract:

(a) prohibit further contributions hereunder to one or all of the Funding Accounts maintained for the Plan.

(b) prohibit withdrawals from the Funding Accounts maintained for the Plan to accommodate the Distribution Provisions of the Plan except to the extent that distributions payable thereunder are in excess of the aggregate of all amounts then held in any other funding vehicle in effect for the applicable investment option of the Plan.

(C) (C) added – R#4

Sec. 1.06 Loan Prov. Sec. 1. Loan added R#4

Section 2.01 REPORT FOR ANNUITY BENEFITS

If an annuity benefit is to be provided under this contract, the Plan Sponsor will report to the Equitable the person for whom such benefit is to be provided. No such report is to be made, however, if less than $2,500 is to be used to provide an annuity benefit on any on annuity form. Rep R#2

Any such report is to be made before the first payment under such benefit becomes due or, insofar as the information needed to make such report is not then available to the Plan Sponsor, as soon thereafter as is practicable. Any such report will be in the form prescribed by the Equitable and will include pertinent facts and determinations requested by the Equitable. The Equitable will be fully protected in relying on the reports and other information furnished by the Plan Sponsor, and need not inquire as to the accuracy or completeness thereof.

Section 2.02 APPLICATIONS TO PROVIDE ANNUITY BENEFITS

As of the date of the first payment under each annuity benefit, the sum of the amounts withdrawn from the Funding Accounts for that benefit will be applied to provide the annuity benefit. The annuity benefit will be payable on

(1) the Life Annuity form, which provides monthly payments to the payee beginning on the first day of the calendar month determined by the Plan Sponsor (subject to the Equitable's timing rules and not before the receipt by the Equitable of the Plan Sponsor's report of the payee pursuant to Section 2.01) and ending with the last monthly payment due before the payee's death, or

(2) any other annuity form offered by the Equitable, as specified by the Plan Sponsor, subject to the Equitable's rules then in effect and any applicable requirements of the Internal Revenue Code for qualified plans.

The application to provide the annuity benefit will be made in accordance with the actuarial basis used in Appendix E or, if more favorable, in accordance with the rates then being used to provide annuities under any group annuity contract currently being issued by the Equitable that provides, without advance funding, immediate non-participating annuities under qualified plans of the defined contribution type.

Section 2.03 PAYMENT OF ANNUITY BENEFITS

The Equitable shall pay each annuity benefit provided pursuant to Section 2.02, and to issue to the payee a certificate setting both the amount and terms of payment of the annuity.

Evidence of each payee's survival must be furnished to the Equitable either by personal endorsement of the check drawn for payment or by other means satisfactory to the Equitable.

If a benefit payable under this contract was based on information that has been misstated, such benefit will not be invalidated, but an adjustment on the basis of the correct information will be made in the amount of the benefit payments, or any amount used to provide the benefit, or both. Overpayments by the Equitable will be charged against and underpayments will be added to any payments thereafter falling due under this contract with respect to the payee. The liability of the Equitable with respect to a payee is limited to the payment of the benefit that can be provided on the basis of the correct information and the actual amounts used to provide the benefit then in force with respect to the payee under this contract.

If the Equitable receives evidence satisfactory to it that (i) a payee entitled to receive any payment under this contract is physically or mentally incompetent to receive such payment or is a minor, (ii) another person or an institution is then maintaining or has custody of such payee, and (iii) no guardian, committee or other representative of the estate of such payee has been appointed, the Equitable may make the payments (in the case of a minor, at a rate not exceeding $50 a month) to such other person or institution, and will thereupon be fully discharged from all liability with respect thereto.

No amount payable under this contract as an annuity benefit may be assigned, commuted, or encumbered by the payee, and, to the extent permitted by law, no such amount will in any way be subject to any claim against such payee.

Section 2.04 CHANGES BY THE EQUITABLE

The Equitable reserves the right to change on the fifth anniversary of the Effective Date the actuarial basis used in Appendix E for determining the amount of annuity benefits and the minimum amount to be used to provide an annuity benefit.

The Equitable may elect to make any change pursuant to the preceding paragraph either by written notice to the Contract Holder or by amendment to this contract, and will advise the Contract Holder at least 90 days in advance of any change. No such change will apply to any annuity benefit provided before such change.

Section 3.01 MANNER OF PAYMENT

The Equitable will make payments by check. All sums payable by or to the Equitable under this contract will be payable at its Home Office in New York.

Any amount that would otherwise be paid to a payee designated by the Plan sponsor pursuant to this contract will be disposed of as may be agreed upon in writing between the Plan Sponsor and the Equitable, provided the Plan Sponsor reports that such disposition will not impair the status of the Plan as a qualified plan. Any payment in cash by the Equitable to the payee designated by the Plan Sponsor will fully discharge the Equitable from all liability with respect to the amount paid. The Equitable will be fully protected in relying on written notice from the Plan Sponsor as to another payee, and the Equitable need not inquire as to the right or power of such payee to receive such amount, or the application thereof by such payee.

Section 3.02 CONTRACT

This contract is executed by the Equitable at its Home Office in New York on the Date of Issue, and takes effect as of the Effective Date. This contract constitutes the entire contract between the parties and the provisions of this contract alone will govern with respect to the rights and obligations of the Equitable. The provisions of this contract will be applied separately with respect to each Plan Sponsor. Nothing in the Plan or Master Trust, nor in any modification, amendment, or supplement to any such documents, will in any way be construed to enlarge, change, vary or in any way affect the obligations of the Equitable as expressly provided in this contract.

The Equitable reserves the right to modify this contract as required to comply with any applicable federal or state laws or regulations.

This contract may not be modified as to the Equitable, nor may any of the Equitable's rights or requirements be waived, except in writing and by an authorized officer of the Equitable. This contract may be changed by amendment or replacement upon agreement between the Contract Holder and the Equitable without the consent of any other person, provided that such change does not reduce any annuity benefit provided before such change.

This contract may not be assigned by the Contract Holder.

Section 3.03 PARTICIPATION

The proportion, if any, of divisible surplus accruing upon group annuity contracts will be determined annually by the Equitable. No annuity

benefit hereunder will [illegible]
surplus apportioned by the Equitable to this contract as a dividend will be payable as of January 1 of the calendar year in which apportioned and will be payable in cash and allocated by Equitable to Funding Account A hereunder.

Section 3.04 QUALIFIED PLAN

The term "qualified plan" means a plan or agreement that meets the requirements for qualification under Section 401 (a) of the United States Internal Revenue Code, as now or hereafter amended, or any corresponding provisions of prior or subsequent United States revenue laws. The Plan Sponsor is to provide evidence satisfactory to the Equitable that the Plan is a qualified plan, and if at any time the Plan Sponsor is advised that the Plan is no longer a qualified plan, the Plan Sponsor is to give the Equitable written notice thereof as soon thereafter as is practicable.

If within six months, or such other period as may be agreed upon in writing between the Plan Sponsor and the Equitable after the Effective Date, the Plan Sponsor does not provide evidence that the Plan is a qualified plan, or if the Plan Sponsor gives notice that the Plan is no longer a qualified plan, then upon advance written notice to that Plan Sponsor the Equitable may:

(1) prohibit further contributions under this contract with respect to the Plan Sponsor, and

(2) withdraw from the Funding Accounts and pay to the payee designated by the Plan Sponsor, or dispose of as may otherwise be agreed upon between the Plan Sponsor and the Equitable, the excess of the amount in the Funding Accounts attributable to that Plan as of the date of withdrawal over any fees that the Equitable determines are then to be withdrawn from the Funding Accounts maintained for the plan.

Section 3.05 CONTRACT HOLDER RESPONSIBILITY

The sole responsibility of the Contract Holder is to serve as party to the contract. The Contract Holder will have no responsibility for the administration of any Plan, for payments to the Funding Accounts, or any payments or other distributions hereunder. The Equitable will deal with the Contract Holder in accordance with the terms and conditions of the Master Trust and this contract and in such manner as the Contract Holder and the Equitable may agree, without the consent of any other person.

Section 3.06 PLAN SPONSOR RESPONSIBILITY

The Equitable will be fully protected in relying on the reports and other information furnished by the Plan Sponsor, and need not inquire as to the accurary or completeness thereof.

Risk Charge

A risk charge of .25% will be applicable to all amounts in Funding Account A. The Equitable reserves the right to change at any time the basis for determining this risk charge. Any such change will apply only to each Plan as to which the Funding Effective Date is on or after the date of such change.

APP. B

Ongoing Operations Fee

See R#4 - Item 8

Once each calendar month the Equitable will withdraw from each Funding Accounts maintained for the Plan a fee equal to 1/12 of the annual rate (the annual rate shall be determined in accordance with the Schedule below) based upon the total amount in the Funding Accounts maintained for the Plan as of the last day of the preceding calendar month after any amounts are allocated to or withdrawn from the Funding Accounts maintained for the Plan as of such last day.

AMOUNT IN FUNDING ACCOUNTS MAINTAINED FOR THE PLAN		ANNUAL RATE OF FEE
First	$ 500,000	1.25%
Next	$ 500,000	1.00%
Excess Over	$ 1,000,000	.75%

The Equitable reserves the right to change the basis for determining this fee at any time upon advance written notice to the Plan Sponsor.

Repl R# 1

Rep R# 5

Investment Management Fee

As of the last Valuation Date of each calendar month, the Equitable will withdraw from each Funding Account B maintained for the Plan an investment management fee equal to 1/12 of .50% of the total amounts maintained in each Funding Account B maintained for the Plan as of the last day of the preceding calendar month after any amounts are allocated to or withdrawn from each Funding Account B maintained for the Plan as of such last day. The Equitable reserves the right to change the basis for determining this fee at any time upon advance written notice to the Plan Sponsor.

Redemption Charge

R#4 The Redemption Charge with respect to a Plan will be determined in accordance with the following schedule:

IF THE WITHDRAWAL IS MADE DURING THE PERIOD	REDEMPTION CHARGE
From the Plan's Funding Effective Date up to and including the second anniversary of the Plan's Funding Effective Date	6%
After the second anniversary and up to and including the fourth anniversary of the Plan's Funding Effective Date	5%
After the fourth anniversary and up to and including the sixth anniversary of the Plan's Funding Effective Date	4%
After the sixth anniversary and up to and including the eighth anniversary of the Plan's Funding Effective Date	3%
After the eighth anniversary and up to and including the ninth anniversary of the Plan's Funding Effective Date	2%
After the ninth anniversary of the Plan's Funding Effective Date	0%

The Equitable reserves the right to change at any time the basis for determining the Redemption Charges appearing in the foregoing schedule. Any such change will apply only to each Plan as to which the Funding Effective Date under this contract is on or after the date of such change.

(E)

Table of Rates

The amount to be applied pursuant to Section 2.02, less the amount, as determined by the Equitable, of any applicable tax on annuity considerations, and a $175 Administrative Charge will be applied as follows: Repl R#1

The amount of monthly annuity benefit payable on the Life Annuity form that is provided by an application of $1,000 will be determined in accordance with the following table:

AGE	Amount
55	$ 5.63
60	$ 6.03
65	$ 6.58
70	$ 7.33
75	$ 8.39
	9200 L

Amounts required for ages not shown and for other annuity forms will be calculated by the Equitable on the same actuarial basis.

Equitable reserves the right to change the Administrative Charge at any time without prior notice to the Plan Sponsor.

This contract was approved by the New York Insurance Department under an accelerated procedure to assist employers in complying with the United Stated Supreme Court decision in Arizona vs Norris. The Department has reserved the right to require changes in this contract to comply with applicable New York law and regulations.